Option Grants in Last Fiscal Year

     The following table shows stock options granted in the fiscal year ending September 30, 1996 to the Chief Executive Officer and the four other most highly compensated executive officers (as of September 30, 1996):


                                                          Individual Grants (1)
                                   -----------------------------------------------------------
                                      % of
                                     Total                                                             Grant
                                    Number of    Options                                                Date
                                   Securities    Granted      Market                                  Present
                                   Underlying      to        Exercise    Price on                      Value
                                     Options    Employees     or Base     Date of                     (Black-
                                     Granted    in Fiscal      Price       Grant     Expiration       Scholes)
Name                                   (#)         Year       ($/Sh)      ($/Sh)         Date           (2)
Charles E. Zeigler, Jr. ..........    6,220         5.2%      $14.29      $15.88      11/17/00         $42,234
Robert D. Voigt ..................    3,738         3.1        14.29       15.88      11/17/00          25,381
Jerry W. Richardson ..............    2,576         2.2        14.29       15.88      11/17/00          17,491
Franklin H. Yoho .................    3,738         3.1        14.29       15.88      11/17/00          25,381
John D. Grawe ....................    3,738         3.1        14.29       15.88      11/17/00          25,381



(1) All options were granted on November 17, 1995 with an exercise price equal to 90 percent of the average high and low closing price on the grant date, as reported on the New York Stock Exchange. An optionee must remain employed by the Company for at least two years from the date of grant before the right to exercise an option accrues. Options become fully and immediately exercisable in the event of a change in control of the Company, and in the event of an optionee's retirement, disability or death. No option may be exercised more than five years from the date of its grant. With respect to options granted on November 17, 1995, dividend equivalents will accrue quarterly on shares subject to such options and are paid by the Company annually at the end of each option year if the Company's closing Common Stock price on the dividend record date with respect to such quarter exceeds $15.88 per share.
(2) The values shown in this column have been calculated through standard application of the Black-Scholes pricing model. A risk free interest rate of 7.10%, a volatility rate of 15% and a dividend yield of 5.10% is assumed. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the amount reflected as "Grant Date Present Value" will actually be realized. In addition, the value shown does not take into account risk factors such as nontransferability, possible non-payment of dividend equivalents and limits on exercise.